Exhibit 6.14

Shopify Inc.	151 O’Connor St.
Ground Floor
Ottawa, Ontario K2P 2L8

T 1.613.241.2828
F 1.855.830.3328

WWW.SHOPIFY.COM

2024 Rate Lock Amendment

This 2024 Rate Lock Amendment (“Amendment”) is entered into between Shopify Inc. (“Shopify”) and Impossible Kicks Holding LLC DBA Impossible Kicks (“Customer”) as of the day that the authorized representatives of both parties have signed this Amendment (“Amendment Effective Date”) and amends the Shopify Plus Agreement between the parties (“Agreement”) regarding the provision by Shopify, and the use by Customer, of the Shopify Plus Services. As used herein “Shopify Plus Agreement” means the then-current Shopify Plus Agreement or Sales Order to an underlying Master Subscription Agreement, as applicable, between the parties to which this Amendment applies. All capitalized terms used and not otherwise defined herein have the meaning ascribed to them in the Agreement.

As of the Amendment Effective Date, the Agreement is amended as follows:

1. Initial Term and Renewal Term. The Initial Term (or the Initial Sales Order Term, as applicable) under the Agreement will be changed to three (3) years commencing on the Rate Lock Effective Date (as defined herein). On expiry of the Initial Term (or the Initial Sales Order Term, as applicable), the Agreement shall automatically renew for additional one (1) year terms (each a “Renewal Term” (or “Renewal Sales Order Term”, as applicable)), unless either party provides the other with notice of its intention not to renew at least sixty (60) days prior to the expiry of the Initial Term (or the Initial Sales Order Term, as applicable) or then-current Renewal Term (or Renewal Sales Order Term, as applicable). As used herein, the “Rate Lock Effective Date” means the first day of Customer’s next regularly scheduled Billing Month starting after May 8, 2024.

2. Locked Rates. In consideration for Customer committing to a new three (3) year Initial Term (or Initial Sales Order Term, as applicable) as outlined under Section 1 above, Customer will lock into the rates outlined in the table below without any additional increases or changes to those rates during the Initial Term (or Initial Sales Order Term, as applicable) (collectively, the “Locked Rates”):

Shopify Plus Fees	Locked Rate
Platform Fee for online consumer Eligible Platform Transactions	0.25%
Platform Fee for in person (retail) consumer Eligible Platform Transactions	0.25%
Platform Fee for business-to-business Eligible Platform Transactions	0.18%
Minimum Platform Fee:	$2,000[1]
Transaction Fee (if Shopify Payments is not enabled)	0.15%

1	If Customer’s billing address is in India, then the Minimum Platform Fee is ₹1,52,000 INR, plus any Additional Store Fees.

3. Fees. The Agreement is amended to apply the Locked Rates to the Fees under the Agreement as follows:

(a) Subject to the Minimum Platform Fee (as defined below), “Platform Fee” means an amount that is equal to (i) 0.25% of each Store’s monthly Eligible Platform Transactions for online consumer transactions; (ii) 0.25% of each Store’s monthly Eligible Platform Transactions for in person (retail) consumer transactions; and (iii) 0.18% of each Store’s monthly Eligible Platform Transactions for business-to-business transactions; plus any Additional Store Fees. The minimum monthly Platform Fee will be $2,000 USD, plus any Additional Store Fees (“Minimum Platform Fee”). Platform Fees will be calculated on the aggregated Eligible Platform Transactions of all Stores. Notwithstanding the foregoing, the Minimum Platform Fee for any Customer with a billing address in India will be ₹1,52,000 INR, plus any Additional Store Fees.

(b) If at any time during a Billing Month Shopify Payments is not enabled for a Store, Customer shall pay Transaction Fees for such Store. “Transaction Fee” means an amount that is equal to 0.15% of each Store’s Eligible Gateway Transactions. Transaction Fees will be calculated for each Eligible Gateway Transaction processed by a Store during the period that Shopify Payments is not enabled for such Store.

4. Upon expiration of the Initial Term (or Initial Sales Order Term, as applicable), the Locked Rates will expire and beginning on the first day of the Renewal Term (or any Renewal Sales Order Term, as applicable), Customer will be subject to and will pay all Fees based on Shopify’s then-current rack rates in effect and applicable to the Services.

5. Any termination for convenience provision(s) included in the Agreement are hereby deleted in their entirety.

6. The Agreement, as amended by this Amendment, constitutes the complete and entire agreement of the parties with respect to the subject matter of the Agreement, and supersedes all prior oral and written agreements, understandings, and communications between the parties regarding such subject matter.

7. Except to the extent specifically amended by this Amendment, all of the terms, provisions, conditions, covenants, obligations, and representations and warranties contained in the Agreement remain unchanged and in full force and effect. To the extent of a conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment will prevail to the extent of such conflict.

8. This Amendment is binding upon the parties hereto and their respective successors and permitted assigns.

9. This Amendment shall be governed by and is to be construed and interpreted in accordance with the laws outlined under the Agreement.

10. This Amendment may be executed and delivered in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment by their authorized representatives as of the Amendment Effective Date.

Shopify Inc.		Impossible Kicks Holding LLC DBA Impossible Kicks

By:	/s/ Bobby Morrison	By:	/s/ Rod Granero
Name:	Bobby Morrison	Name:	Rod Granero
Title:	Chief Revenue Officer	Title:	CFO
Date Signed:	4/9/2024	Date Signed:	4/9/2024

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